Exhibit 99.1

News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com
Boeing Reports Strong First-Quarter Results

▪	Core EPS (non-GAAP)* of $1.76 on continued strong operating performance; GAAP EPS of $1.28

▪	Revenue increased 8 percent to $20.5 billion reflecting higher commercial deliveries

▪	Operating cash flow increased significantly to $1.1 billion

▪	Repurchased 19.4 million shares for $2.5 billion

▪	Backlog of $440 billion includes $19 billion of net orders during the quarter

▪	2014 core EPS guidance increased to between $7.15 and $7.35 to reflect a tax settlement

Table 1. Summary Financial Results	First Quarter
(Dollars in Millions, except per share data)	2014	2013	Change

Revenues	$20,465	$18,893	8%

Non-GAAP*
Core Operating Earnings	$2,095	$1,867	12%
Core Operating Margin	10.2%	9.9%	0.3 Pts
Core Earnings Per Share	$1.76	$1.73	2%
Operating Cash Flow Before Pension Contributions	$1,112	$524	112%
GAAP
Earnings From Operations	$1,542	$1,528	1%
Operating Margin	7.5%	8.1%	(0.6) Pts
Net Earnings	$965	$1,106	(13)%
Earnings Per Share	$1.28	$1.44	(11)%
Operating Cash Flow	$1,112	$524	112%
* Non-GAAP measures (core operating earnings, core operating margin and core earnings per share) exclude certain components of pension and post retirement benefit expense that management believes are not reflective of underlying business performance. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”
CHICAGO, April 23, 2014 – The Boeing Company [NYSE: BA] reported first-quarter revenue increased 8 percent to $20.5 billion on higher commercial volume (Table 1). Core earnings per share (non-GAAP) increased 14 percent* to $1.76 when excluding a benefit of $0.19 per share for the 2012 research and development tax credit recorded in the first quarter of 2013. First-quarter 2014 core operating earnings (non-GAAP) increased 12 percent to $2.1 billion and core operating margin (non-GAAP) increased to 10.2 percent reflecting continued strong operating performance. GAAP earnings from operations included previously announced non-cash charges totaling $334 million ($0.29 per share) for retirement plan changes.
Core earnings per share guidance for 2014 increased to between $7.15 and $7.35, from $7.00 to $7.20, to reflect the benefit of a tax settlement to be recognized in the second quarter of 2014. GAAP earnings per share guidance for 2014 is reaffirmed at between $6.10 to $6.30 as the tax settlement benefit was offset by the retirement plan charges. GAAP pension expense guidance for 2014 is now at approximately $3.2 billion, up from $3.1 billion, to reflect the retirement plan charges. The company reaffirmed its 2014 revenue, operating cash flow and deliveries guidance.
     “Disciplined execution across our production and development programs produced strong first quarter results,” said Boeing Chairman and Chief Executive Officer Jim McNerney.  “We measurably increased revenue, core operating earnings and cash flow, and expanded core operating margins.  This financial and operational strength enabled the return of more than $3 billion to shareholders in the quarter through share repurchase and an increased dividend, even as we continued to invest in our future.”
“Our outlook for the full year remains positive on the strength of demand for our fuel-efficient new commercial airplanes, our solid position in global defense, space and security markets, and our enterprise focus on meeting customer commitments, improving productivity and profitably delivering the growth in our sizable backlog,” McNerney said.

Table 2. Cash Flow	First Quarter
(Millions)	2014	2013
Operating Cash Flow Before Pension Contributions*	$1,112	$524
Pension Contributions	—	—
Operating Cash Flow	$1,112	$524
Less Additions to Property, Plant & Equipment	($497)	($521)
Free Cash Flow*	$615	$3
Operating cash flow in the quarter was $1.1 billion, reflecting commercial airplane production rates, strong core operating performance and timing of receipts and expenditures (Table 2). During the quarter, the company repurchased 19.4 million shares for $2.5 billion, leaving $8.3 billion remaining under the current repurchase authorization expected to be completed over the next 2-3 years. The company also paid $0.5 billion in dividends in the quarter, reflecting an approximately 50 percent increase in dividends per share compared to the same period of the prior year.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q1 14	Q4 13
Cash	$6.9	$9.1
Marketable Securities[1]	$5.3	$6.2
Total	$12.2	$15.3
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$6.3	$7.0
Boeing Capital Corporation, including intercompany loans	$2.6	$2.6
Total Consolidated Debt	$8.9	$9.6
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."

Cash and investments in marketable securities totaled $12.2 billion at quarter-end (Table 3), down from $15.3 billion at the beginning of the year, primarily due to the share repurchases and the pay-down of maturing debt. Debt was $8.9 billion, down from $9.6 billion at the beginning of the year, primarily due to maturities.
Total company backlog at quarter-end was a $440 billion, down slightly from the beginning of the year, and included net orders for the quarter of $19 billion.

Segment Results
Boeing Commercial Airplanes

Table 4. Boeing Commercial Airplanes	First Quarter
(Dollars in Millions)	2014	2013	Change

Commercial Airplanes Deliveries	161	137	18%

Revenues	$12,737	$10,690	19%
Earnings from Operations	$1,502	$1,219	23%
Operating Margin	11.8%	11.4%	0.4 Pts
Boeing Commercial Airplanes first-quarter revenue increased to $12.7 billion on higher 787 and 737 deliveries. First-quarter operating margin improved to 11.8 percent reflecting the delivery volume and mix and lower period costs partially offset by higher R&D (Table 4).
During the quarter, the 787 program reached a 10 per month production rate and completed preliminary design review on the 787-10. The company selected the Everett, Washington site as the location for a new composite wing center for the 777X. In April, the 737 program reached a production rate of 42 per month.
Commercial Airplanes booked 235 net orders during the quarter. Backlog remains strong with over 5,100 airplanes valued at $374 billion.
Boeing Defense, Space & Security

Table 5. Defense, Space & Security	First Quarter
(Dollars in Millions)	2014	2013	Change
Revenues[1]
Boeing Military Aircraft	$3,458	$3,980	(13)%
Network & Space Systems	$1,876	$1,960	(4)%
Global Services & Support	$2,299	$2,170	6%
Total BDS Revenues	$7,633	$8,110	(6)%
Earnings from Operations[1]
Boeing Military Aircraft	$332	$427	(22)%
Network & Space Systems	$168	$156	8%
Global Services & Support	$278	$249	12%
Total BDS Earnings from Operations	$778	$832	(6)%
Operating Margin	10.2%	10.3%	(0.1) Pts
1 During the first quarter of 2014, certain programs were realigned between Boeing Military Aircraft and Global Services & Support. See page 15 of this release for additional information.

Boeing Defense, Space & Security’s first-quarter revenue was $7.6 billion with an operating margin of 10.2 percent (Table 5).
Boeing Military Aircraft (BMA) first-quarter revenue declined to $3.5 billion, as the first quarter of 2013 included revenue associated with F-15 development milestones and due to fewer P-8 deliveries in the first quarter of 2014. Operating margin was 9.6 percent, reflecting strong performance offset by a previously announced C-17 inventory-related charge. During the quarter, BMA was awarded a contract for 16 P-8A Poseidon aircraft from the U.S. Navy and a contract for 82 Apache Block III helicopters from the U.S. Army.
Network & Space Systems (N&SS) first-quarter revenue was $1.9 billion, reflecting lower satellites volume, and operating margin increased to 9.0 percent on strong performance.  During the quarter, N&SS completed on-orbit testing of the first Inmarsat-5 satellite.
Global Services & Support (GS&S) first-quarter revenue increased to $2.3 billion, reflecting higher volume in maintenance, modifications and upgrades.  Operating margin increased to 12.1 percent on improved performance in integrated logistics.  During the quarter, GS&S was awarded a contract to provide maintenance training devices for the U.S. Navy's P-8A Poseidon aircraft.
Backlog at Defense, Space & Security was $66 billion, of which 35 percent represents orders with international customers.
Additional Financial Information

Table 6. Additional Financial Information	First Quarter
(Dollars in Millions)	2014	2013
Revenues
Boeing Capital Corporation	$82	$105
Other segment	$20	$27
Unallocated items and eliminations	($7)	($39)
Earnings from Operations
Boeing Capital Corporation	$44	$44
Other segment income/(expense)	($62)	($58)
Unallocated items and eliminations excluding unallocated pension/postretirement expense	($167)	($170)
Unallocated pension/postretirement expense	($553)	($339)
Other income, net	$9	$9
Interest and debt expense	($92)	($99)
Effective tax rate	33.9%	23.1%
At quarter-end, Boeing Capital Corporation’s (BCC) net portfolio balance was $3.5 billion down from $3.9 billion at the beginning of the year. BCC's debt-to-equity ratio was 5.0-to-1.
Unallocated items and eliminations increased in the first quarter of 2014 primarily due to previously announced non-cash charges totaling $334 million for retirement plan changes. Total pension expense for the first quarter was $1,035 million, up from $791 million in the same period last year. The company's income tax expense was $494 million in the quarter, compared to $332 million in the same period of the prior year, as a $145 million benefit for the 2012 research and development credit was reflected in the first quarter of 2013.

Outlook
The company’s 2014 financial guidance (Table 7) reflects continued strong performance in both businesses.

Table 7. Financial Outlook
(Dollars in Billions, except per share data)	2014

The Boeing Company
Revenue	$87.5 - 90.5
Core Earnings Per Share*	$7.15 - 7.35
GAAP Earnings Per Share	$6.10 - 6.30
Operating Cash Flow Before Pension Contributions*	~ $7
Operating Cash Flow [1]	~ $6.25

Boeing Commercial Airplanes
Deliveries [2]	715 - 725
Revenue	$57.5 - 59.5
Operating Margin	~ 10%

Boeing Defense, Space & Security (revised for business realignment)
Revenue
Boeing Military Aircraft	~ $14.2
Network & Space Systems	~ $7.7
Global Services & Support	~ $8.6

Total BDS Revenue	$30 - 31

Operating Margin
Boeing Military Aircraft	~ 9.5%
Network & Space Systems	~ 8.5%
Global Services & Support	~ 10.5%

Total BDS Operating Margin	~ 9.5%

Boeing Capital Corporation
Portfolio Size	Lower
Revenue	~ $0.3
Pre-Tax Earnings	~ $0.05

Research & Development	~ $3.2
Capital Expenditures	~ $2.5
Pension Expense [3]	~ $3.2
Effective Tax Rate [4]	~ 29%
1    After discretionary cash pension contributions of $0.75 billion and assuming new aircraft financings under $0.5 billion
2    Assumes approximately 110 787 deliveries
3 Approximately $1.3 billion is expected to be recorded in unallocated items and eliminations
4 Assumes the extension of the research and development tax credit
*    Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”
    Boeing's core earnings per share guidance for 2014 increased to between $7.15 and $7.35, from $7.00 to $7.20, to reflect the benefit of a tax settlement to be recognized in the second quarter of 2014. GAAP earnings per share guidance for 2014 is reaffirmed at between $6.10 and $6.30 as the tax settlement benefit was offset by the retirement plan charges. Total GAAP pension expense guidance for 2014 is now at approximately $3.2 billion, up from $3.1 billion to reflect the retirement plan charges. The pension expense expected to be included in unallocated items and eliminations is approximately $1.3 billion, up from $1.1 billion.
Boeing Military Aircraft revenue for 2014 is now expected to be approximately $14.2 billion, down from $15.0 billion, and Global Support & Services revenue is now expected to be approximately $8.6 billion, up from $7.8 billion, both reflecting a business realignment completed during the quarter.
Boeing’s effective tax rate is now expected to be approximately 29 percent in 2014, down from approximately 31 percent, to reflect the benefit of the tax settlement and continues to assume the extension of the research and development tax credit.

Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
Core operating earnings is defined as GAAP earnings from operations excluding unallocated pension and post-retirement expense. Core operating margin is defined as core operating earnings expressed as a percentage of revenue. Core earnings per share is defined as GAAP diluted earnings per share excluding the net earnings per share impact of unallocated pension and post-retirement expense. Unallocated pension and post-retirement expense represents the portion of pension and other post-retirement costs that are not recognized by business segments for segment reporting purposes. Management uses core operating earnings, core operating margin and core earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude unallocated pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on page 14.
Increase in Core Earnings Per Share Excluding First Quarter 2013 Benefit for 2012 Research and Development Tax Credit
The company is disclosing the increase in core operating earnings per share in the first quarter of 2014 over the first quarter of 2013 excluding the benefit for the 2012 research and development tax credit recorded in the first quarter of 2013. Management believes it is useful to occasionally exclude certain items that are not reflective of underlying performance and that can distort period to period performance comparisons. Management uses similar measures for purposes of evaluating and forecasting underlying business performance. A reconciliation between the GAAP and non-GAAP measures is provided on page 14.
Operating Cash Flow Before Pension Contributions
Operating cash flow before pension contributions is defined as GAAP operating cash flow less pension contributions. Management believes operating cash flow before pension contributions provides additional insights into underlying business performance. Management uses operating cash flow before pension contributions as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and operating cash flow before pension contributions.
Free Cash Flow
Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned production rate increases across multiple commercial airline programs, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing budget and appropriation levels and acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Troy Lahr or Matt Welch (312) 544-2140
Communications:	Chaz Bickers (312) 544-2002

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31
(Dollars in millions, except per share data)	2014	2013
Sales of products	$18,015	$16,318
Sales of services	2,450	2,575
Total revenues	20,465	18,893

Cost of products	(15,258)	(13,728)
Cost of services	(2,020)	(2,009)
Boeing Capital interest expense	(18)	(19)
Total costs and expenses	(17,296)	(15,756)
	3,169	3,137
Income from operating investments, net	59	45
General and administrative expense	(877)	(971)
Research and development expense, net	(809)	(705)
Gain on dispositions, net		22
Earnings from operations	1,542	1,528
Other income, net	9	9
Interest and debt expense	(92)	(99)
Earnings before income taxes	1,459	1,438
Income tax expense	(494)	(332)
Net earnings from continuing operations	965	1,106
Net gain on disposal of discontinued operations, net of taxes
Net earnings	$965	$1,106
Basic earnings per share from continuing operations	$1.30	$1.45
Net gain on disposal of discontinued operations, net of taxes
Basic earnings per share	$1.30	$1.45
Diluted earnings per share from continuing operations	$1.28	$1.44
Net gain on disposal of discontinued operations, net of taxes
Diluted earnings per share	$1.28	$1.44
Cash dividends paid per share	$0.73	$0.49
Weighted average diluted shares (millions)	754.1	768.7

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	March 31 2014	December 31 2013
Assets
Cash and cash equivalents	$6,942	$9,088
Short-term and other investments	5,282	6,170
Accounts receivable, net	7,341	6,546
Current portion of customer financing, net	256	344
Deferred income taxes	15	14
Inventories, net of advances and progress billings	44,941	42,912
Total current assets	64,777	65,074
Customer financing, net	3,280	3,627
Property, plant and equipment, net of accumulated depreciation of $15,281 and $15,070	10,263	10,224
Goodwill	5,046	5,043
Acquired intangible assets, net	2,996	3,052
Deferred income taxes	2,463	2,939
Investments	1,208	1,204
Other assets, net of accumulated amortization of $478 and $448	1,542	1,500
Total assets	$91,575	$92,663
Liabilities and equity
Accounts payable	$10,779	$9,498
Accrued liabilities	12,219	14,131
Advances and billings in excess of related costs	21,112	20,027
Deferred income taxes and income taxes payable	6,732	6,267
Short-term debt and current portion of long-term debt	1,660	1,563
Total current liabilities	52,502	51,486
Accrued retiree health care	6,515	6,528
Accrued pension plan liability, net	9,676	10,474
Non-current income taxes payable	166	156
Other long-term liabilities	808	950
Long-term debt	7,275	8,072
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,441	4,415
Treasury stock, at cost – 281,510,590 and 264,882,461 shares	(20,028)	(17,671)
Retained earnings	33,929	32,964
Accumulated other comprehensive loss	(8,883)	(9,894)
Total shareholders’ equity	14,520	14,875
Noncontrolling interest	113	122
Total equity	14,633	14,997
Total liabilities and equity	$91,575	$92,663

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31
(Dollars in millions)	2014	2013
Cash flows – operating activities:
Net earnings	$965	$1,106
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	52	58
Depreciation and amortization	448	429
Investment/asset impairment charges, net	29	26
Customer financing valuation benefit	(23)	(3)
Gain on disposal of discontinued operations	(1)
Gain on dispositions, net		(22)
Other charges and credits, net	47	53
Excess tax benefits from share-based payment arrangements	(68)	(23)
Changes in assets and liabilities –
Accounts receivable	(792)	(437)
Inventories, net of advances and progress billings	(2,049)	(3,000)
Accounts payable	1,350	654
Accrued liabilities	(1,385)	(1,133)
Advances and billings in excess of related costs	1,085	1,833
Income taxes receivable, payable and deferred	455	214
Other long-term liabilities	(124)	(73)
Pension and other postretirement plans	733	821
Customer financing, net	408	24
Other	(18)	(3)
Net cash provided by operating activities	1,112	524
Cash flows – investing activities:
Property, plant and equipment additions	(497)	(521)
Property, plant and equipment reductions	15	33
Acquisitions, net of cash acquired		(26)
Contributions to investments	(2,737)	(2,955)
Proceeds from investments	3,625	2,655
Net cash provided/(used) by investing activities	406	(814)
Cash flows – financing activities:
New borrowings	51	15
Debt repayments	(757)	(1,262)
Payments to noncontrolling interests	(12)
Repayments of distribution rights and other asset financing	(3)	(138)
Stock options exercised, other	109	76
Excess tax benefits from share-based payment arrangements	68	23
Employee taxes on certain share-based payment arrangements	(84)	(52)
Common shares repurchased	(2,500)
Dividends paid	(540)	(367)
Net cash used by financing activities	(3,668)	(1,705)
Effect of exchange rate changes on cash and cash equivalents	4	(11)
Net decrease in cash and cash equivalents	(2,146)	(2,006)
Cash and cash equivalents at beginning of year	9,088	10,341
Cash and cash equivalents at end of period	$6,942	$8,335

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Three months ended March 31
(Dollars in millions)	2014	2013
Revenues:
Commercial Airplanes	$12,737	$10,690
Defense, Space & Security:
Boeing Military Aircraft	3,458	3,980
Network & Space Systems	1,876	1,960
Global Services & Support	2,299	2,170
Total Defense, Space & Security	7,633	8,110
Boeing Capital	82	105
Other segment	20	27
Unallocated items and eliminations	(7)	(39)
Total revenues	$20,465	$18,893
Earnings from operations:
Commercial Airplanes	$1,502	$1,219
Defense, Space & Security:
Boeing Military Aircraft	332	427
Network & Space Systems	168	156
Global Services & Support	278	249
Total Defense, Space & Security	778	832
Boeing Capital	44	44
Other segment	(62)	(58)
Unallocated items and eliminations	(720)	(509)
Earnings from operations	1,542	1,528
Other income, net	9	9
Interest and debt expense	(92)	(99)
Earnings before income taxes	1,459	1,438
Income tax expense	(494)	(332)
Net earnings from continuing operations	965	1,106
Net gain on disposal of discontinued operations, net of taxes
Net earnings	$965	$1,106

Research and development expense, net:
Commercial Airplanes	$529	$419
Defense, Space & Security	280	272
Other		14
Total research and development expense, net	$809	$705

Unallocated items and eliminations:
Share-based plans	($24)	($31)
Deferred compensation	7	(56)
Capitalized interest	(18)	(17)
Eliminations and other	(132)	(66)
Sub-total (included in core operating earnings)	(167)	(170)
Pension	(576)	(358)
Postretirement	23	19
Total unallocated items and eliminations	($720)	($509)

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Three months ended March 31
Commercial Airplanes	2014	2013
737	115	102
747	4	6
767		4
777	24	24
787	18	1
Total	161	137

Defense, Space & Security
Boeing Military Aircraft
F/A-18 Models	11	12
F-15E Eagle	4	3
C-17 Globemaster III	3	3
CH-47 Chinook	17	9
AH-64 Apache	10	15
P-8 Models		2

Global Services & Support
AEW&C	1

Network & Space Systems
Commercial and Civil Satellites		1

Contractual backlog (Dollars in billions)	March 31 2014	December 31 2013
Commercial Airplanes	$374.0	$373.0
Defense, Space & Security:
Boeing Military Aircraft	23.2	23.6
Network & Space Systems	9.4	9.8
Global Services & Support	16.1	16.2
Total Defense, Space & Security	48.7	49.6
Total contractual backlog	$422.7	$422.6
Unobligated backlog	$17.1	$18.3
Total backlog	$439.8	$440.9
Workforce	169,000	168,400

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
Increase in Core EPS Excluding First Quarter 2013 Benefit for 2012 Research and Development Tax Credit
(Unaudited)

The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin and core earnings per share as well as the increase in Core EPS Excluding First Quarter 2013 Benefit for 2012 Research and Development Tax Credit with the most directly comparable GAAP financial measures, earnings from operations, operating margin and diluted earnings per share. See page 7 of this release for additional information on the use of these non-GAAP financial measures.

	First Quarter		Guidance
	2014	2013	2014
Revenues	$20,465	$18,893

GAAP Earnings From Operations	$1,542	$1,528
GAAP Operating Margin	7.5%	8.1%

Unallocated Pension/Postretirement Expense	$553	$339	~ $1,215
Core Operating Earnings (non-GAAP)	$2,095	$1,867
Core Operating Margin (non-GAAP)	10.2%	9.9%

Increase/(Decrease) in GAAP Earnings From Operations	1%

GAAP Diluted Earnings Per Share	$1.28	$1.44	$6.10 - 6.30
Unallocated Pension/Postretirement Expense[1]	$0.48	$0.29	$1.05
Core Earnings Per Share (non-GAAP)	$1.76	$1.73	$7.15 - 7.35
First Quarter 2013 Benefit for 2012 Research and Development Tax Credit[2]	—	$0.19
Core Earnings Per Share Excluding First Quarter 2013 Benefit for 2012 Research and Development Tax Credit	$1.76	$1.54

Weighted Average Diluted Shares (millions)	754.1	768.7	750 - 755
Increase in GAAP Earnings Per Share	-11%
Increase in Core Earnings Per Share	2%
Increase in Core Earnings Per Share Excluding First Quarter 2013 Benefit for 2012 Research and Development Tax Credit	14%

1 Earnings per share impact is presented net of the federal statutory tax rate of 35.0 percent.
2 Earnings per share impact of $145 million tax benefit in the first quarter of 2013 due to the retroactive reinstatement of the 2012 research and development tax credit under the American Taxpayer Relief Act of 2012.

The Boeing Company and Subsidiaries
Defense, Space & Security Realignment
(Unaudited)

Effective during the first quarter of 2014, certain programs were realigned among Defense, Space & Security segments. The Airborne Warning and Control Systems and Airborne Early Warning and Control aircraft programs and the F-22 Modernization program were realigned from Boeing Military Aircraft to Global Services & Support. Business segment data for 2013 has been adjusted as follows to reflect the realignment.

	As Reported in 2013		As Reported in 2014
(Dollars in millions)	Revenue	Earnings	Revenue	Earnings

First Quarter 2013
Boeing Military Aircraft	$4,109	$430	$3,980	$427
Global Services & Support	2,041	246	2,170	249

Second Quarter 2013
Boeing Military Aircraft	3,889	373	3,641	386
Global Services & Support	2,248	266	2,496	253

Third Quarter 2013
Boeing Military Aircraft	3,543	221	3,438	220
Global Services & Support	2,272	259	2,377	260

Fourth Quarter 2013
Boeing Military Aircraft	4,395	441	4,226	491
Global Services & Support	2,188	280	2,357	230

Full Year 2013
Boeing Military Aircraft	$15,936	$1,465	$15,285	$1,524
Global Services & Support	8,749	1,051	9,400	992